UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event
reported): May 12, 2011
RehabCare Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-14655	51-0265872

(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification Number)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code:
(800) 677-1238
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Amendment of Merger Agreement
     The description of the amendment, dated May 12, 2011 to the merger agreement, dated as of February 7, 2011, among Kindred Healthcare, Inc. (“Kindred”), Kindred Healthcare Development, Inc. and RehabCare Group, Inc. (“RehabCare”), contained in item 8.01 below and Exhibit 2.1 to this Form 8-K are incorporated herein by reference.
Item 8.01. Other Events.
Settlement of Certain Litigation
     As previously disclosed at pages 84-85 of the joint proxy statement/prospectus dated April 26, 2011 under the heading “The Merger—Litigation Related to the Merger,” RehabCare, the members of RehabCare’s board of directors and Kindred have been named as defendants in certain actions filed on behalf of RehabCare stockholders challenging the proposed merger of Kindred and RehabCare. As disclosed in the joint proxy statement/prospectus, on February 15, 2011, the Norfolk County Retirement System, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Delaware Court of Chancery (the “Court of Chancery”) against RehabCare, RehabCare’s directors and Kindred (the “Norfolk County litigation”); on February 28, 2011, City of Pontiac General Employees’ Retirement System, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Court of Chancery against RehabCare, RehabCare’s directors and Kindred (the “City of Pontiac litigation”); and on March 4, 2011, Plumbers & Pipefitters National Pension Fund, a purported stockholder of RehabCare, filed a purported class action lawsuit in the Court of Chancery against RehabCare, RehabCare’s directors and Kindred (the “Plumbers & Pipefitters litigation” and, together with the Norfolk County litigation and the City of Pontiac litigation, the “Delaware litigation”).
     As also disclosed in the joint proxy statement/prospectus, on March 9, 2011, the Court of Chancery consolidated the Delaware litigation under the caption In re RehabCare Group, Inc. Shareholders Litigation and plaintiffs filed a verified consolidated class action complaint on April 5, 2011. Defendants commenced document production on March 30, 2011 and substantially completed it by April 22, 2011. Depositions took place between April 28, 2011 and May 11, 2011.
     On May 12, 2011, the defendants entered into a memorandum of understanding with the plaintiffs in the Delaware litigation regarding the settlement of the Delaware litigation. In connection with the settlement contemplated by the memorandum of understanding, (i) Kindred and RehabCare agreed to make certain additional disclosures related to the proposed merger, which are contained in this Form 8-K, (ii) RehabCare agreed to make the payment, at and subject to the closing of the merger between Kindred and RehabCare, of $2,500,000.00 (two million five hundred thousand dollars) in cash into a settlement pool for the benefit of the plaintiff class in In re RehabCare Group, Inc. Shareholders Litigation, to be distributed after final approval of the settlement of the Delaware Litigation and (iii) Kindred, Kindred Healthcare Development, Inc. and RehabCare agreed to enter into the amendment, dated May 12, 2011, to the merger agreement, dated as of February 7, 2011, among Kindred, Kindred Healthcare Development, Inc. and RehabCare, the material terms of which are as follows:
•	Inclusion of an acknowledgement by Kindred and RehabCare of the waiver of any existing standstill undertakings for the benefit of RehabCare;

•	Change of the definition of “Company Termination Fee” to mean “an amount equal to $13,000,000.00 (thirteen million dollars)”; and

•	Modification of the agreement to eliminate the requirement for a three-business day period during which Kindred has the right to match a superior proposal
     A copy of the amendment is included as Exhibit 2.1 to this Form 8-K and the description of this amendment is qualified by this exhibit which is incorporated herein by reference.
     The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to RehabCare’s stockholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that plaintiffs’ counsel in the Delaware litigation will file petitions for the award of attorneys’ fees and expenses to be paid by RehabCare and/or its successor(s) in interest. RehabCare (and/or its successor(s) in interest) shall pay or cause to be paid such award(s) of attorneys’ fees and expenses. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.
SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS
In connection with the pending transaction between Kindred and RehabCare, Kindred has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (commission file number 333-173050) that includes a joint proxy statement of Kindred and RehabCare that also constitutes a prospectus of Kindred. Set forth below are revised, supplemental versions of the sections that appear under the headings “Background of the Merger,” “Opinion of RehabCare’s Financial Advisor — CGMI” and “Opinion of RehabCare’s Financial Advisor — RBC” in the joint proxy statement/prospectus included in such Registration Statement:
The Merger — Background of the Merger
     As part of its continuing evaluation of strategic alternatives, the RehabCare board of directors and management regularly evaluate RehabCare’s business strategy and prospects for growth and consider opportunities to improve RehabCare’s operations and financial performance in order to create value for RehabCare stockholders. As part of this process, the RehabCare board of directors, in consultation with RehabCare’s management and outside legal and financial advisors, evaluates and pursues a number of opportunities to expand and diversify RehabCare’s business.
     In late 2007 through early 2008, senior management of RehabCare and Kindred engaged in preliminary discussions regarding a possible acquisition of RehabCare by Kindred but were unable to reach agreement. The lead of the CGMI team advising RehabCare in connection with the current transaction advised Kindred in connection with these preliminary discussions in 2007 and 2008, while employed by another investment advisory firm. The parties considered the complementary aspects of their businesses and the potential benefits that a strategic business combination of RehabCare and Kindred could provide, including cost and revenue related synergies and the related potential benefits to stockholders, employees, patients and other important constituents of both companies. Kindred submitted a preliminary indication of interest to acquire RehabCare at a price of $25.00 per share, with half payable in cash and the other half in Kindred common stock. Following such indication, the parties were unable to agree on a mutually acceptable valuation for RehabCare, and those discussions were discontinued.
     During the spring and summer of 2010, RehabCare’s stock price dropped significantly, which management believed was caused by the general uncertainty surrounding healthcare reform. RehabCare’s board of directors and management believed that the uncertainties that RehabCare was facing could limit its ability to grow, including by limiting its ability to finance large transactions which otherwise might be desirable for RehabCare’s growth. Consequently, as part of its normal evaluation of strategic alternatives, the RehabCare board of directors requested that CGMI attend the regularly scheduled meeting of the RehabCare board of directors on August 2 and August 3, 2010 to discuss potential strategic alternatives for RehabCare.
     The RehabCare board of directors held a regularly scheduled meeting on August 2 and August 3, 2010 and a special meeting on August 18, 2010. As part of those meetings, CGMI provided a general overview of various strategic alternatives, including analyzing various standalone alternatives, potential acquisition targets, and potential financial and strategic partners. The RehabCare board of directors discussed with management and CGMI the risks and benefits of pursuing those strategic alternatives, including the execution risks associated with pursuing the standalone alternatives and potential acquisitions, and the confidentiality risks associated with commencing a process to gauge interest in the acquisition of RehabCare. The RehabCare board of directors reviewed several healthcare companies and financial sponsors to determine if any of them would be likely partners for a business combination. With input from CGMI and RehabCare management, the RehabCare board of directors concluded that, other than Kindred, there were no logical strategic acquirors of RehabCare at that time. In reaching such conclusion, the RehabCare board of directors, with input from CGMI and RehabCare management, discussed four other logical potential strategic acquirors of RehabCare and the various reasons that each such third party would not be a likely acquiror, which, included, among others, public statements, prior business contacts, leverage constraints, recent significant acquisitions, and various regulatory and legal matters with respect to such third parties. While the RehabCare board of directors believed that Kindred could be a potential strategic acquiror, the board was skeptical of Kindred’s ability and willingness to complete an acquisition of RehabCare at an acceptable price, based in large part on the parties’ prior discussions with respect to a potential transaction. At the conclusion of the August 18, 2010 meeting, the RehabCare board of directors engaged CGMI to contact certain financial sponsors to determine interest in a potential acquisition of RehabCare. Based on the RehabCare board of directors’ analysis, after consultation with RehabCare management and CGMI, of the potential strategic partners and their respective ability and anticipated interest in pursuing a strategic combination, as well as concerns regarding sharing sensitive information with competitors, CGMI was directed by the RehabCare board of directors not to contact potential strategic acquirors at such time.
     On September 27, 2010, RehabCare entered into a formal engagement letter with CGMI to serve as its financial advisor in connection with a possible strategic transaction, which provided, among other things, that “the Company will not unreasonably withhold a waiver of any potential conflict of interest that may arise with respect thereto following receipt of notice and disclosure of such conflict of interest by Citi. The Company hereby consents to participation by Citi or any of its affiliates in providing or arranging, or seeking to provide or arrange, such financing, it being understood that Citi will maintain proper information barriers and other procedures in accordance with firm policies and practices to avoid unauthorized disclosure of confidential information regarding the Company to any potential bidder.”.
     As directed by the RehabCare board of directors, beginning on October 1, 2010, CGMI contacted nine financial sponsors to evaluate potential interest in the acquisition of RehabCare. These financial sponsors were selected based on their experience in the healthcare industry and their ability to finance a transaction of this size. Eight of the nine financial sponsors contacted by CGMI executed confidentiality agreements with RehabCare, and CGMI, as directed by the RehabCare board of directors, thereafter delivered additional information regarding RehabCare to those parties, including RehabCare management’s financial model, a business overview and a preliminary financing analysis performed by CGMI. Management presentations were made to five of those financial sponsors, including Party A and Party B. The eight financial sponsors entered into standstill agreements, which by their terms, prohibited, among other things, an unsolicited offer for RehabCare.
     Throughout 2010, as part of CGMI’s regular client coverage of Kindred, CGMI regularly communicated and met with Kindred senior management to discuss various potential transactions and various potential acquisition candidates, including RehabCare. As part of these conversations, CGMI or its affiliates discussed providing acquisition financing to Kindred.
     On October 7, 2010, Paul Diaz, Kindred’s President and Chief Executive Officer, met with representatives of CGMI, as part of this regular client coverage, to review an analysis of potential targets, including RehabCare and other potential targets, for Kindred’s consideration of possible strategic alternatives. Mr. Diaz subsequently asked CGMI to prepare an analysis of a possible combination of Kindred and RehabCare for consideration by the Kindred board of directors. CGMI asked for RehabCare’s permission to prepare such analysis, noting that Kindred had actively considered the combination of RehabCare and Kindred as a strategic alternative for several years. After receiving permission from Dr. John Short, President and Chief Executive Officer of RehabCare and a member of RehabCare’s board of directors, CGMI prepared an analysis based on publicly available information with respect to RehabCare, including an accretion/dilution analysis of a possible combination at purchase prices ranging from $30.00 to $35.00 per share of RehabCare common stock. Mr. Diaz included this analysis in written materials provided to the Kindred board of directors, which discussed a possible combination with RehabCare at its regularly scheduled October 27 and 28, 2010 meeting, which CGMI did not attend. During this period, CGMI also indicated to Mr. Diaz that it had been engaged by the RehabCare board of directors to advise it in connection with strategic alternatives.
     On October 28, 2010, Mr. Diaz contacted CGMI to express the Kindred board of directors’ interest in exploring a combination with RehabCare and to inquire about appropriate next steps. CGMI reminded Mr. Diaz that it would not be able to represent Kindred in connection with a possible transaction with RehabCare, but that it would inform RehabCare of Kindred’s interest. Following discussions with Dr. Short, CGMI indicated to Mr. Diaz that he should contact Dr. Short directly to communicate Kindred’s desire to explore a potential transaction.
     On October 29, 2010, Party A submitted a preliminary indication of interest to acquire RehabCare at a price ranging from $25.00 to $27.00 per share. On November 1, 2010, Party B submitted its preliminary indication of interest to acquire RehabCare at a price ranging from $27.00 to $30.00 per share. The other seven financial sponsors did not submit indications of interest and withdrew from the process.
     On November 2, 2010, the RehabCare board of directors held a regularly scheduled meeting. At this meeting, CGMI updated the RehabCare board of directors on the status of the process with the financial sponsors, including the details of the indications of interest delivered by Party A and Party B. CGMI also discussed its contact with

Mr. Diaz and Kindred’s interest in pursuing a possible combination, and provided the RehabCare board of directors with preliminary pro forma financial analysis of the two companies on a combined basis, using publicly available information with respect to Kindred. The RehabCare board of directors discussed in detail the proposals received from Party A and Party B. Based in part on the input of management and CGMI, the RehabCare board of directors determined that these proposals did not provide adequate value to the RehabCare stockholders and would not be pursued further at such time, and that Party A and Party B were unlikely to make offers that the RehabCare board of directors would ultimately find acceptable. The RehabCare board of directors further discussed the contact from Kindred and the advantages and disadvantages of pursuing a transaction with Kindred. The RehabCare board of directors engaged in a preliminary discussion of the benefits of a transaction with Kindred, including the potential that such a combination would present compelling synergies, but also considered the parties’ prior failed discussions. The RehabCare board of directors also discussed various other strategic alternatives, including the potential benefits and the execution risks of continuing as a stand alone entity and implementing its current strategic plans. The RehabCare board of directors tabled further discussion of pursuing a transaction with Kindred pending further contact from Kindred.
     On November 4, 2010, Mr. Diaz called Dr. Short to inform him of Kindred’s renewed interest in acquiring RehabCare. Mr. Diaz verbally expressed to Dr. Short that Kindred would be interested in pursuing an all cash acquisition of RehabCare, at a price ranging from $32.00 to $34.00 per share.
     The RehabCare board of directors was informed of the verbal expression of interest made by Kindred during a special meeting held on November 13, 2010. After consideration of Kindred’s proposal, the RehabCare board of directors determined to engage in further discussions with Kindred to explore a potential transaction, established a special committee of the RehabCare board of directors (whom we refer to as the “RehabCare special committee”), consisting of Harry Rich, Anthony Piszel and Theodore Wight, to supervise the process and any negotiations, and authorized the RehabCare special committee to retain legal counsel to represent the RehabCare board of directors in connection with consideration of a potential transaction. The RehabCare board of directors selected Messrs. Rich, Piszel and Wight, each of whom are independent directors, to serve as members of the RehabCare special committee based on their collective financial expertise, experience in negotiating complex business transactions, and industry knowledge. In addition, the RehabCare board of directors asked CGMI to prepare, and review with its internal credit committee, an analysis of the ability to finance an acquisition in the proposed range of prices.
     On or about November 16, 2010, Dr. Short contacted Mr. Diaz and informed him that the RehabCare board of directors had determined to pursue discussions regarding a potential transaction. Dr. Short conveyed to Mr. Diaz that three threshold issues to be addressed were the commitment of the Kindred board of directors to the proposed transaction, Kindred’s ability to finance the transaction, and the need to achieve a price for RehabCare stockholders above the $32.00 to $34.00 per share range. Concurrently, CGMI informed Kindred that its internal credit committee would be analyzing the financeability of the acquisition based on Kindred’s proposed range of prices at the request of the RehabCare board of directors. The RehabCare board of directors believed such analysis by CGMI would assist the board in its negotiations with Kindred, as well as in the board’s analysis of the likelihood that the financing necessary for the merger would be completed.
     On or about November 18, 2010, CGMI internally contemplated the possibility of providing financing to Kindred if invited to do so, and provided with advance consent by the RehabCare board of directors. CGMI did not have any interaction with Kindred concerning CGMI’s internal contemplation of providing financing prior to December 16, 2010.
     On November 27, 2010, RehabCare and Kindred entered into a mutual confidentiality agreement that contained reciprocal standstill obligations of the parties. RehabCare began preparation of a data room containing due diligence materials for Kindred’s review.
     Dr. Short and Mr. Diaz met on November 29, 2010 in Washington, D.C. at an industry meeting of the American Hospital Association and discussed the key topics to be addressed at an upcoming meeting of representatives of their respective boards of directors. Dr. Short and Mr. Diaz also discussed potential accretion and synergies if a business combination were to occur.
     At a November 30, 2010 meeting of the RehabCare special committee, CGMI presented its analysis of Kindred’s ability to finance an acquisition of RehabCare at various prices. Based on this preliminary assessment,

CGMI believed Kindred would likely need to include an equity component as part of the transaction consideration if it was to enter into a transaction at a price at or above its initial range.
     On December 2, 2010, the members of the RehabCare special committee and Dr. Short met with Edward L. Kuntz, chairman of the Kindred board of directors, Dr. Thomas Cooper, Kindred’s lead independent director, and Mr. Diaz to discuss the terms of a potential transaction. Among the topics discussed were transaction value, the availability of financing for the transaction, and RehabCare’s request for a “go shop” feature to be included in any formal proposal to be made by Kindred. In addition, in light of the previous, failed discussions between the parties regarding a business combination, the RehabCare special committee sought assurances that the full Kindred board of directors supported the proposed transaction.
     The RehabCare special committee held meetings on December 7, 2010 and December 10, 2010, with Bryan Cave LLP (whom we refer to as “Bryan Cave”), counsel to the RehabCare board of directors. During these meetings, Bryan Cave reviewed and discussed with the RehabCare special committee the terms of the proposed merger agreement to be provided to Kindred, and a potential timeline for the transaction. The draft merger agreement was delivered to Morgan Stanley, financial advisor to Kindred, following the RehabCare special committee meeting on December 10, 2010.
     On December 12, 2010, Mr. Diaz and Dr. Short had a call to continue their discussions on the potential transaction and to discuss an agenda for the meeting between the Kindred and RehabCare management teams. Mr. Diaz updated the Kindred board of directors on the status of the discussions at the regularly scheduled Kindred board of directors meeting on December 15 and 16, 2010. On December 16, 2010, members of Kindred’s management team, including representatives from Morgan Stanley, met with representatives of RehabCare’s management team, including representatives from CGMI, to discuss RehabCare’s businesses and operations and the potential synergies from a combination of the companies.
     On or about December 16, 2010, Kindred asked each of JPMorgan, Morgan Stanley and CGMI to independently develop and submit a proposal for the potential financing of a transaction. Kindred, with a market capitalization at the time of under $700 million, believed that these were the three banks most familiar with its operations and credit profile and therefore would be the banks that would be able to provide financing commitments that would be most favorable to Kindred, from perspectives of conditionality and pricing, as well as from the perspective of the speed with which they could make decisions relating to financing commitments to Kindred. In particular, Kindred took into account the roles, under Kindred’s credit facility, of JPMorgan, as bookrunner, lead arranger and a lender, and of an affiliate of CGMI, as syndication agent and a lender.
     Upon receipt of Kindred’s invitation in December to submit a proposal for the potential financing of a transaction, CGMI informed Mr. Rich and Dr. Short of Kindred’s request, and discussed the internal procedures that CGMI and its affiliates intended to put in place in the event RehabCare consented to CGMI’s or its affiliates’ potential participation in the financing. These procedures would include having separate teams of representatives participate in each part of the transaction, and a requirement that RehabCare would engage a separate financial advisor to analyze the proposed transaction from a financial point of view for the RehabCare board of directors and, if appropriate, deliver an opinion to the RehabCare board of directors. Moreover, CGMI agreed that it would reduce its fees in connection with the fees that would be paid for the second financial advisor and that CGMI and its affiliates would neither lead Kindred’s financing syndicate nor provide more than 50% of the total amount financed.
     At meetings of the RehabCare special committee held on December 17, 2010 and December 23, 2010, Bryan Cave updated the RehabCare special committee on recent conversations with Cleary Gottlieb Steen & Hamilton LLP (whom we refer to as “Cleary Gottlieb”), legal counsel to Kindred, regarding process, timing and potential transaction structure. In addition, Mr. Rich advised the RehabCare special committee that the leveraged finance group of CGMI had been invited to submit a proposal to Kindred to participate in the financing syndication for the proposed transaction, and described the internal procedures CGMI had informed him would be put in place at CGMI and its affiliates regarding the potential dual roles in the transaction. The RehabCare special committee discussed the desirability of permitting CGMI’s leveraged finance group to participate in Kindred’s financing syndicate to enhance the certainty of Kindred’s ability to finance the transaction, and discussed with Bryan Cave the need to engage an additional financial advisor to the RehabCare board of directors in the event CGMI and its affiliates participated in Kindred’s financing syndicate. The RehabCare special committee concluded that CGMI’s participation in the financing syndicate could enhance the certainty of Kindred’s ability to finance the transaction and increase competition among lenders, which could lead to Kindred securing more favorable financing terms. The RehabCare special committee determined that RehabCare stockholders would benefit from any such increased certainty and accordingly concluded that, if acceptable deal terms were reached with Kindred, and CGMI was invited to participate in Kindred’s financing syndicate, the RehabCare board of directors would likely consent to CGMI’s and its affiliates’ participation in Kindred’s financing syndicate subject to the conditions previously discussed and subject to the requirement that the fees and expenses of the second financial advisor be fully credited against the amount RehabCare had previously agreed to pay CGMI for its financial advisory services. The RehabCare special committee directed Mr. Rich to contact certain parties to discuss potential engagement to evaluate the fairness of the proposed transaction from a financial point of view, and to confirm to CGMI that it and its affiliates were authorized to submit a proposal to Kindred, subject to the conditions discussed.
     Throughout December 2010, Kindred continued its due diligence review of RehabCare and participated in various diligence meetings and telephone conferences with RehabCare management. Subsequent to the December invitation to JPMorgan, Morgan Stanley and CGMI to submit proposals to finance the transaction, senior management of Kindred engaged in regular communications with these prospective sources of debt financing, RehabCare and RehabCare’s advisors regarding the proposed acquisition financing.
     On December 28, 2010, Kindred delivered a written proposal to RehabCare, which proposal was for a price of $32.00 per share, payable $27.00 in cash and $5.00 in Kindred common stock. Kindred’s proposal included indicative terms of the debt financing commitments it expected to receive, and provided a summary of key issues identified in the draft merger agreement previously provided by RehabCare, including Kindred’s requirement that the closing of the transaction be conditioned on its receipt of financing and that the “go shop” provision proposed by RehabCare be replaced with a “window shop” provision.
     During a regular meeting of the RehabCare board of directors held on December 29, 2010, the RehabCare board of directors reviewed the proposal delivered by Kindred. Bryan Cave also reviewed with the RehabCare board of directors the legal duties applicable to its consideration of a potential transaction. During the meeting, CGMI reviewed with the RehabCare board of directors certain financial items relating to Kindred’s proposal, and Bryan Cave reviewed various legal aspects. CGMI also described to the RehabCare board of directors its preliminary analysis of the indicative financing terms included in Kindred’s proposal and confirmed CGMI’s belief that at or above the price proposed by Kindred, Kindred would need to complete an equity offering before closing or include stock as a part of the consideration. The RehabCare board of directors discussed its disappointment over the price per share and other aspects of Kindred’s proposal. After extensive discussion of the offer and the stand alone prospects of RehabCare, the RehabCare board of directors determined that it would not accept Kindred’s offer. Dr. Short also presented an alternative transaction to the RehabCare board of directors to be considered in the event that Kindred was not able to improve its offer to a level acceptable to the RehabCare board of directors, pursuant to which RehabCare would offer to acquire Kindred. After continuing discussions regarding the advantages and disadvantages of a potential transaction with Kindred and the proposed alternative transaction, the RehabCare board of directors instructed Dr. Short to contact Mr. Diaz to determine if Kindred would be willing to increase its offer to a level that the RehabCare board of directors might find attractive, and to express RehabCare’s willingness to alternatively explore an acquisition of Kindred. In addition, the RehabCare board of directors, along with Bryan Cave, discussed Kindred’s invitation to CGMI’s leveraged finance group to submit a proposal to participate in Kindred’s financing syndicate and the desirability of permitting CGMI’s leveraged finance group to participate in such financing, if chosen by Kindred to do so, in order to enhance the certainty of Kindred’s ability to finance the transaction. After this discussion, the RehabCare board of directors acknowledged that, subject to satisfaction of the conditions the RehabCare special committee had previously discussed with CGMI, and pursuant to the terms of the engagement letter with CGMI, it would consent to CGMI’s leveraged finance group participating in Kindred’s financing syndicate if it were invited to do so.
     Dr. Short contacted Mr. Diaz and informed him that the proposal delivered by Kindred on December 28, 2010 was viewed as inadequate and was not supported by the RehabCare board of directors. Dr. Short communicated to Mr. Diaz that the RehabCare board of directors would be willing to continue discussions with Kindred regarding a potential transaction at a price of $35.50 per share or greater, as well as RehabCare’s willingness to explore the alternative structure if Kindred was unable to improve the terms of its offer. RehabCare delivered a letter to Kindred on December 31, 2010 reflecting the principal elements of the conversation between Dr. Short and Mr. Diaz on December 28, 2010, as well as providing RehabCare’s response to the key issues in the merger agreement identified by Kindred in its December 28, 2010 proposal.

     During the week of January 3, 2011, representatives of RehabCare and Kindred continued to communicate regarding terms of a potential transaction. Given the proposed equity component of the merger consideration, they also discussed whether Kindred would consider providing an appropriate level of representation from the current RehabCare board of directors on the post-transaction Kindred board of directors. In addition, Kindred continued its due diligence process.
     On January 7, 2011, Kindred delivered a revised proposal to RehabCare, increasing its offer price to $35.00 per share, with $26.00 payable in cash and $9.00 payable in Kindred common stock. Kindred noted that its ongoing discussions with JPMorgan, Morgan Stanley and CGMI regarding acquisition financing reaffirmed its confidence that it would obtain a firm commitment on financing in the next few weeks. In addition, the revised proposal provided an updated transaction timeline, an outline of certain terms that Kindred would be including in its markup of the merger agreement, and a description of open due diligence items.
     At meetings of the RehabCare special committee held on January 9 and January 10, 2011, CGMI and Bryan Cave discussed the terms of Kindred’s revised proposal with the RehabCare special committee and Dr. Short. CGMI noted that the increased stock portion of the consideration proposed by Kindred would obviate the need for Kindred to undertake an equity offering between signing and closing the proposed transaction and would assist in the certainty of Kindred obtaining financing for the transaction. CGMI also described the fixed exchange ratio structure proposed by Kindred relating to the stock component, and discussed other potential alternative structures for the stock portion of the proposal that could be considered, including a fixed exchange ratio with a collar and fixed value with a collar. The RehabCare special committee considered the accretive nature of the transaction on Kindred common stock, which provided an opportunity for even further value to the RehabCare stockholders from the consideration proposed by Kindred in the event that a fixed exchange ratio was used. Bryan Cave described various other aspects of the revised offer, including Kindred’s proposed reverse termination fee structure related to its financing, the need for Kindred stockholder approval due to the stock component of the transaction consideration, and Kindred’s refusal to allow for a “go shop” period following the execution of the merger agreement in light of the substantial premium it was offering. The RehabCare special committee discussed the appropriateness of requesting two seats on the Kindred board of directors upon completion of the transaction, given the substantial amount of Kindred common stock that RehabCare stockholders would receive under Kindred’s proposal. The RehabCare special committee also discussed the need to undertake a due diligence review of Kindred in light of the amount of Kindred common stock that would be delivered to RehabCare stockholders. The RehabCare special committee discussed the advantages and disadvantages of moving forward with a transaction on the terms contained in Kindred’s revised proposal. Based on the foregoing, the RehabCare special committee determined the revised offer price, including the mix of cash and stock consideration, to be adequate to continue discussions with Kindred and, after consultation with CGMI and Bryan Cave, developed a response to Kindred’s revised proposal, and directed Dr. Short to present that response to Mr. Diaz.
     On January 11, 2011, Dr. Short and Mr. Diaz met at an industry conference in San Francisco, California. Dr. Short informed Mr. Diaz that the RehabCare special committee had determined that Kindred’s revised offer price was adequate to continue discussions. Dr. Short and Mr. Diaz then discussed the remaining key issues in Kindred’s revised proposal. Mr. Diaz indicated that Kindred would respond shortly with a revised draft of the merger agreement, which would reflect his discussion with Dr. Short.
     Beginning January 11, 2011, RehabCare began contacting additional financial advisors with respect to a potential engagement to evaluate the fairness of the proposed consideration to be received by RehabCare stockholders from a financial point of view and to deliver a fairness opinion if appropriate.
     Cleary Gottlieb delivered a revised draft of the merger agreement to Bryan Cave on January 13, 2011. Between January 13 and January 17, 2011, the RehabCare special committee of the RehabCare board of directors, in consultation with CGMI and Bryan Cave, continued to evaluate a transaction based on the terms proposed by Kindred in its revised merger agreement. During this period CGMI was informed that RBC had been selected as a second financial advisor to RehabCare and its board of directors, and CGMI agreed to reduce the fee it was to receive for its financial advisory services by the full amount of the fees and expenses that would be paid to RBC for its services. RehabCare selected RBC to act as its additional financial advisor based on RBC’s qualifications, expertise and reputation and its knowledge of the business and affairs of RehabCare. RehabCare also confirmed that RBC was not conflicted in the transaction, including confirmation that it was not participating in Kindred’s financing syndicate.

     On January 17, 2011, Dr. Short and Mr. Diaz met in New York and discussed certain of the key open issues in the revised draft of the merger agreement provided by Kindred. Bryan Cave delivered a revised draft of the merger agreement to Cleary Gottlieb on January 20, 2011.
     From January 20 through January 26, 2011, the parties and their respective advisors continued to engage in negotiations regarding the terms of the proposed transaction.
     During January, RehabCare management and outside accounting and legal advisors conducted a due diligence review regarding Kindred. No material issues regarding Kindred were identified.
     On or about January 24, 2011, Kindred selected JPMorgan to be the lead lender in the provision of debt financing commitments in connection with the proposed transaction. In addition, Kindred selected the leveraged finance groups at Morgan Stanley and CGMI, respectively, to provide financing commitments in connection with the proposed transaction. At this time, RehabCare confirmed its consent to allow CGMI’s leveraged finance group to provide this financing commitment to Kindred.
     On January 24, 2011, RBC was engaged by the RehabCare board of directors to evaluate the fairness of the proposed consideration to be received by RehabCare stockholders from a financial point of view.
     Following receipt of a list of principal open issues delivered by Kindred on January 26, 2011, members of RehabCare’s senior management, together with Bryan Cave and CGMI, participated in a conference call with members of Kindred’s senior management, Cleary Gottlieb and Morgan Stanley to discuss those open issues. The parties resolved certain of the issues on that call, and instructed Bryan Cave and Cleary Gottlieb to continue negotiating the remaining open terms of the merger agreement. Cleary Gottlieb delivered a revised draft of the merger agreement on January 28, 2011 and an initial draft of the debt commitment letter on January 29, 2011.
     At meetings of the RehabCare special committee held on February 1 and February 2, 2011, Dr. Short, Bryan Cave and CGMI updated the RehabCare special committee on the status of the ongoing negotiations with Kindred. The RehabCare special committee also reviewed the reverse due diligence regarding Kindred performed by its legal and financial advisors. The RehabCare special committee reviewed and discussed the current draft of the merger agreement and Kindred’s debt financing commitment, and the remaining open issues. The RehabCare special committee then directed Dr. Short, together with Bryan Cave and CGMI, to continue negotiations with Kindred.
     From February 1 through February 6, 2011, RehabCare’s senior management and legal and financial advisors continued to negotiate with Kindred’s senior management and its legal and financial advisors to finalize the terms of the proposed transaction, including exchanging several drafts of the merger agreement and debt commitment letters.
     On February 3, 2011, representatives of CGMI discussed internally that certain risks facing RehabCare could materialize in the future and that the financial projections prepared by the RehabCare management, hereinafter referred to as Case A, did not fully account for such risks. On that date, CGMI also discussed with RBC the possible inclusion of a “Case B” scenario, which would reflect a less favorable reimbursement environment and lower volume growth, in its and RBC’s respective analyses. CGMI decided to discuss such matters with RehabCare management.
     On February 3, 2011, representatives of CGMI contacted RehabCare management, and discussed whether the Case A financial projections fully accounted for the potential reimbursement and other business risks facing RehabCare in the future. Following such discussion, RehabCare management identified and quantified assumptions that took into account such risks, and these assumptions formed the basis for Case B financial projections. On February 4, 2011, the Case B financial projections were shared by RehabCare’s management with RBC. CGMI and RBC have included Case A and Case B in their analyses of the fairness of the proposed transaction.
     On February 6, 2011, Kindred held a special meeting of its board of directors at which the Kindred board of directors reviewed and discussed the proposed transaction with RehabCare. Kindred’s management, Cleary Gottlieb and Morgan Stanley participated in the meeting. The Kindred board of directors discussed with management, Cleary Gottlieb and Morgan Stanley the proposed terms of the merger agreement, as well as the proposed terms of the debt commitment letters, both of which had been provided to the Kindred board of directors prior to the meeting. Morgan Stanley reviewed with the Kindred board of directors a presentation setting forth its financial analysis of the proposed transaction and rendered its oral opinion, which was confirmed in writing on February 7, 2011, to the Kindred board of directors that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitation on the scope of review undertaken by Morgan Stanley, the merger consideration was fair from a financial point of view to Kindred as discussed in the section entitled “— Opinion of Kindred’s Financial Advisor” beginning on page 49 (such opinion is attached hereto as Annex D). Following review of such presentation, and further discussion among Kindred’s board of directors and management, the Kindred board of directors voted unanimously to approve the merger, the merger agreement and the transactions contemplated by the merger agreement.
     On February 7, 2011, RehabCare held a regularly scheduled meeting of its board of directors at which, in consultation with Bryan Cave, CGMI and RBC, the RehabCare board of directors reviewed and discussed the final terms and conditions of the merger agreement and debt commitment letters. Bryan Cave reviewed with the RehabCare board of directors the terms and conditions contained in the merger agreement which had been provided to the directors prior to the meeting. CGMI and Bryan Cave also reviewed the debt commitment letters being obtained by Kindred. CGMI and RBC separately presented financial analyses of the proposed transaction, and each delivered its oral opinion to the RehabCare board of directors, which opinions were confirmed by delivery of written opinions dated February 7, 2011, to the effect that, as of such date and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be received by RehabCare stockholders was fair, from a financial point of view, to holders of RehabCare common stock (other than shares of RehabCare common stock owned by RehabCare, Kindred or their wholly owned subsidiaries, or as to which dissenters’ rights are perfected) as discussed in the sections entitled “— Opinion of RehabCare’s Financial Advisor — CGMI” beginning on page 55 (such opinion is attached hereto as Annex B) and “— Opinion of RehabCare’s Financial Advisor — RBC” beginning on page 62 (such opinion is attached hereto as Annex C). Following further review and discussion among the members of the RehabCare board of directors, including consideration of the factors described under “— RehabCare’s Reasons for the Merger and Recommendation of RehabCare’s Board of Directors” beginning on page 45, the RehabCare board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to and in the best interests of RehabCare and its stockholders, and the RehabCare board of directors voted unanimously to approve the merger, the merger agreement and the transactions contemplated by the merger agreement.
     The merger agreement was executed by RehabCare and Kindred on February 7, 2011. On February 8, 2011, prior to the commencement of trading on the NYSE, RehabCare and Kindred issued a joint press release announcing the signing of the merger agreement.
The Merger — Opinion of RehabCare’s Financial Advisor — CGMI — Valuation Analyses of RehabCare — Selected Company Trading Analysis
     This disclosure supplements the discussion at page 59 of the joint proxy statement/prospectus under this subheading by deleting the first sentence of the first paragraph on this page and replacing it with the following:
CGMI reviewed financial and stock market information and public market trading multiples of RehabCare and the following five selected publicly held healthcare companies which, like RehabCare, are each leading facility-based, post-acute healthcare service providers:
The Merger — Opinion of RehabCare’s Financial Advisor — CGMI — Valuation Analyses of RehabCare — Selected Company Trading Analysis
     This disclosure further supplements the discussion at page 59 of the joint proxy statement/prospectus under this subheading by deleting the third sentence of the first paragraph under this subheading and replacing it with the following:
Financial data for the selected companies, including 2011 estimated EBITDAR, were based on information available from FactSet and public filings. Financial data for RehabCare, including 2011 estimated EBITDAR, were based both on RehabCare management’s estimates and publicly available research analysts’ estimates relating to RehabCare, referred to as RehabCare consensus estimates.
The Merger — Opinion of RehabCare’s Financial Advisor — CGMI — Valuation Analyses of RehabCare — Precedent Transaction Multiples
     This disclosure supplements the discussion at page 59 of the joint proxy statement/prospectus under this subheading by deleting the second sentence under this subheading and replacing it with the following:
These transactions were selected based on CGMI’s belief that they were generally comparable to the proposed transaction because, as is the case with this transaction, they involved the acquisition of healthcare companies each of which are leading LTAC-based, post-acute service providers with transaction values in excess of $200,000,000, announced since January 1, 2005.
The Merger — Opinion of RehabCare’s Financial Advisor — CGMI — Valuation Analyses of RehabCare — Precedent Transaction Multiples

     This disclosure further supplements the discussion at page 59 of the joint proxy statement/prospectus under this subheading by deleting the table under the first paragraph under this subheading and replacing it with the following:

Announcement Date	Acquiror	Target	EBITDA Multiple	Transaction Value

August 24, 2010	Kindred	Vista Healthcare, LLC (5 hospitals)	6.7x	$200,000,000
June 21, 2010	Select Medical Holdings Corporation	Regency Hospital Company, L.L.C.	7.6x	$200,000,000
November 3, 2009	RehabCare	Triumph Healthcare LLC	6.4x	$600,000,000
July 21, 2005	The Carlyle Group	LifeCare Holdings, Inc.	6.8x	$500,000,000
The Merger — Opinion of RehabCare’s Financial Advisor — CGMI — Valuation Analyses of RehabCare — Discounted Cash Flow Analysis
     This disclosure supplements the discussion at page 60 of the joint proxy statement/prospectus under this subheading by deleting the first paragraph on this page and replacing it with the following:
Discounted Cash Flow Analysis. CGMI performed an illustrative discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flow that RehabCare could generate for calendar year 2011 through calendar year 2020. The analysis was conducted on both RehabCare’s Case A and Case B projections. CGMI calculated terminal values for RehabCare by applying to RehabCare’s fiscal year 2020 estimated free cash flows a range of perpetuity growth rates of 1.75% to 2.25%, which range of growth rates was selected by CGMI utilizing its professional judgment and experience, taking into consideration long-term growth expectations for the industry, including population growth. CGMI then discounted these cash flows and terminal values to illustrative present values using a range of discount rates from 9.8% to 11.4%, which were derived by utilizing a weighted average cost of capital analysis based on the capital asset pricing model and taking into account certain financial metrics for RehabCare and for the United States equity markets generally. The applied discount rates ranging from 9.8% to 11.4% were based upon CGMI’s judgment of an illustrative range based upon the above analysis. Based on this analysis, CGMI calculated the following implied per share equity reference ranges for RehabCare common stock, shown as compared to the implied merger consideration:
The Merger — Opinion of RehabCare’s Financial Advisor — CGMI — Miscellaneous
     This disclosure supplements the discussion at page 62 of the joint proxy statement/prospectus under this subheading by deleting the second sentence of the first paragraph under this subheading and replacing it with the following:
CGMI agreed to reduce its aggregate fees by $250,000 the amount of fees that would be payable by RehabCare to RBC in connection with the delivery of a fairness opinion by RBC.
     This disclosure further supplements the discussion at page 62 of the joint proxy statement/prospectus under this subheading by inserting the following sentence after the first sentence of the third paragraph:
Since January 1, 2009, other than any fees they will receive in connection with the proposed transaction (as described above), Citi and its affiliates, other than its retail banking affiliates, have received approximately $1,436,000, in the aggregate, in compensation for work performed for Kindred and no such compensation from RehabCare.
The Merger — Opinion of RehabCare’s Financial Advisor — RBC — RehabCare Financial Analysis — RehabCare Comparable Companies Analysis

     This disclosure supplements the discussion at page 65 of the joint proxy statement/prospectus by deleting the second sentence of the first paragraph under this subheading and replacing it with the following:
The peer group to which RehabCare was compared consisted of the following U.S. publicly traded rehabilitation care services, senior nursing facilities services and long-term acute care hospital companies:
The Merger — Opinion of RehabCare’s Financial Advisor — RBC — RehabCare Financial Analysis — RehabCare Comparable Transaction Analysis
This disclosure supplements the discussion at page 68 of the joint proxy statement/prospectus under this subheading concerning the premiums associated with each transaction in RBC’s RehabCare comparable transaction analysis by deleting the first sentence of the first paragraph under this subheading and replacing it with the following:
RBC reviewed selected financial information for the following selected, publicly announced rehabilitation care services, senior nursing facilities services and long-term acute care hospital transactions which were completed since January 1, 2005:
The Merger — Opinion of RehabCare’s Financial Advisor — RBC — RehabCare Financial Analysis — RehabCare Discounted Cash Flow Analysis
This disclosure supplements the discussion at page 68 of the joint proxy statement/prospectus under this subheading by inserting the following after the third sentence in the second paragraph under this subheading:
The range of perpetual growth rates was selected after taking into account RehabCare management’s projected growth rate for RehabCare in the latter years of the projection period.

Item 9.01.
(d) Exhibits
     Exhibit 2.1 Amendment to Agreement and Plan of Merger, dated May 12, 2011, among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc.
Additional Information About this Transaction
     In connection with the pending transaction with RehabCare Group, Inc. (“RehabCare”), Kindred Healthcare, Inc. (“Kindred”) has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (commission file number 333-173050) that includes a joint proxy statement of Kindred and RehabCare that also constitutes a prospectus of Kindred. The registration statement was declared effective by the SEC on April 26, 2011. Kindred and RehabCare mailed the definitive joint proxy statement/prospectus to their respective stockholders on or about April 28, 2011. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE PENDING TRANSACTION BECAUSE IT CONTAINS IMPORTANT

INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus and other related documents filed by Kindred and RehabCare with the SEC at the SEC’s website at www.sec.gov. The joint proxy statement/prospectus and the other documents filed by Kindred and RehabCare with the SEC may also be obtained for free by accessing Kindred’s website at www.kindredhealthcare.com and clicking on the “Investors” link and then clicking on the link for “SEC Filings” or by accessing RehabCare’s website at www.RehabCare.com and clicking on the “Investor Information” link and then clicking on the link for “SEC Filings”.
Participants in this Transaction
     Kindred, RehabCare and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from their respective stockholders in favor of the pending transaction. You can find information about Kindred’s executive officers and directors in the joint proxy statement/prospectus. You can find information about RehabCare’s executive officers and directors in its amended Form 10-K filed with the SEC on April 28, 2011. You can obtain a free copy of these documents from Kindred or RehabCare, respectively, using the contact information above.
Forward-Looking Statements
     Information set forth herein contains forward-looking statements, which involve a number of risks and uncertainties. Kindred and RehabCare caution readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Kindred and RehabCare, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts.
     The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (a) the receipt of all required licensure and regulatory approvals and the satisfaction of the closing conditions to the acquisition of RehabCare by Kindred, including approval of the pending transaction by the shareholders of the respective companies, and Kindred’s ability to complete the required financing as contemplated by the financing commitment; (b) Kindred’s ability to integrate the operations of the acquired hospitals and rehabilitation services operations and realize the anticipated revenues, economies of scale, cost synergies and productivity gains in connection with the RehabCare acquisition and any other acquisitions that may be undertaken during 2011, as and when planned, including the potential for unanticipated issues, expenses and liabilities associated with those acquisitions and the risk that RehabCare fails to meet its expected financial and operating targets; (c) the potential for diversion of management time and resources in seeking to complete the RehabCare acquisition and integrate its operations; (d) the potential failure to retain key employees of RehabCare; (e) the impact of Kindred’s significantly increased levels of indebtedness as a result of the RehabCare acquisition on Kindred’s funding costs, operating flexibility and ability to fund ongoing operations with additional borrowings, particularly in light of ongoing volatility in the credit and capital markets; (f) the potential for dilution to Kindred’s stockholders as a result of the RehabCare acquisition; and (g) the ability of Kindred to operate pursuant to the terms of its debt obligations, including Kindred’s obligations under financings undertaken to complete the RehabCare acquisition, and the ability of Kindred to operate pursuant to its master lease agreements with Ventas, Inc. (NYSE:VTR). Additional factors that may affect future results are contained in Kindred’s and RehabCare’s filings with the SEC, which are available at the SEC’s web site at www.sec.gov. Many of these factors are beyond the control of Kindred or RehabCare. Kindred and RehabCare disclaim any obligation to update and revise statements contained in these materials based on new information or otherwise.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REHABCARE GROUP, INC.
Date: May 12, 2011	By:	/s/ Patricia S. Williams
Patricia S. Williams Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX
Exhibit 2.1 Amendment to Agreement and Plan of Merger, dated May 12, 2011, among Kindred Healthcare, Inc., Kindred Healthcare Development, Inc. and RehabCare Group, Inc.